EXHIBIT 99 (c)



                         FORM 11-K INFORMATION FOR THE

                  COMPUTER POWER, INC. RETIREMENT SAVINGS PLAN

                        AS OF DECEMBER 31, 1994 AND 1993

                    AND FOR THE YEAR ENDED DECEMBER 31, 1994

                              REQUIRED INFORMATION



     The Computer Power, Inc. Retirement Savings Plan (the
"Plan") is subject to the Employee Retirement Income Security Act of 1974.

     Item 4. In lieu of the requirements of Items 1, 2 and 3 of Form 11-K, the following financial statements of the Plan are being filed as Exhibit 99(c) to this Report:

     1.   Report of Independent Public Accountants

     2. Statements of Net Assets Available for Plan Benefits as of December 31, 1994 and 1993.

     3.   Statements of Changes in Net Assets Available for Plan
          Benefits for the year ended December 31, 1994.

     4.   Notes to Financial Statements as of December 31, 1994.

     5.   Schedule of Reportable Transactions for the year ended
          December 31, 1994

     The Consent of Independent Public Accountants to the inclusion of the foregoing financial statements herein is being filed as Exhibit 23 to this Report.

                              COMPUTER POWER, INC.
                            RETIREMENT SAVINGS PLAN
                              FINANCIAL STATEMENTS
                           AND SUPPLEMENTAL SCHEDULE
                           DECEMBER 31, 1994 AND 1993
                         TOGETHER WITH AUDITORS' REPORT

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



To the Participants and Administrator
of the Computer Power, Inc.
Retirement Savings Plan:


We have audited the accompanying statement of net assets available for the plan benefits of the Computer Power, Inc. Retirement Savings Plan (the "Plan") as of December 31, 1994 and 1993 and the related statement of changes in net assets available for plan benefits for the year ended December 31, 1994. These financial statements and the schedule referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits as of December 31, 1994 and 1993 and the changes in net assets available for plan benefits for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, effective December 31, 1994, the Plan was merged into the ALLTEL Corporation Thrift Plan.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of reportable transactions is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security
Act of 1974. The Fund Information in the statement of net assets available for plan benefits is presented for purposes of additional analysis rather than to present the net assets available for plan benefits and changes in net assets available for plan benefits of each fund. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


                                                  /s/ Arthur Andersen LLP


Jacksonville, Florida
March 31, 1995


                                                  COMPUTER POWER, INC.
                                                RETIREMENT SAVINGS PLAN
                                 STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS


                                                                      December 31, 1993
                                                                        Fidelity Funds
                                                     Retirement
                      December 31 Employer           Government   Managed        U.S.     Equity      GNMA
                         1994      Stock   Magellan  Money Market Income     Equity Index Income   Portfolio    Other     Total

Investments, at fair
  market value:
 Cash equivalent fund      $0         $0          $0 $1,551,517         $0         $0         $0         $0         $0  $1,551,517
 Managed income portfolio   0          0           0          0    988,644          0          0          0          0     988,644
 Bond fund                  0          0           0          0          0          0          0    579,413          0     579,413
 Common stocks              0  7,052,260  11,731,375          0          0  1,301,519  1,447,055          0          0  21,532,209
 Participant loans          0          0           0          0          0          0          0          0  1,843,394   1,843,394
    Total Investments       0  7,052,260  11,731,375  1,551,517    988,644  1,301,519  1,447,055    579,413  1,843,394  26,495,177

Receivables:
 Employer contributions     0          0   1,788,126    277,004    126,128    182,436    238,042    101,828          0   2,713,564
 Employee contributions     0          0      31,689      3,226      2,053      4,111      6,501      2,128          0      49,708
 Dividends                  0    103,571           0          0          0          0          0          0          0     103,571
    Total Receivables       0    103,571   1,819,815    280,230    128,181    186,547    244,543    103,956          0   2,866,843

Net assets available
 for plan benefits         $0 $7,155,831 $13,551,190 $1,831,747 $1,116,825 $1,488,066 $1,691,598   $683,369 $1,843,394 $29,362,020


                              The accompanying notes are an integral part of this financial statement

                                                                       32


                                                        COMPUTER POWER, INC.
                                                      RETIREMENT SAVINGS PLAN
                                                      STATEMENT OF CHANGES IN
                                              NET ASSETS AVAILABLE FOR PLAN BENEFITS
                                               FOR THE YEAR ENDED DECEMBER 31, 1994


                                                                    Fidelity Funds
                                                     Retirement
                            Employer                 Government   Managed      U.S.       Equity      GNMA
                             Stock       Magellan   Money Market  Income   Equity Inde    Income   Portfolio    Other       Total

ADDITIONS:
Contributions:
 Employer contributions             $0           $0         $0          $0         $0          $0        $0 $3,461,934   $3,461,934
 Employee contributions          2,634    1,073,706    109,931      80,203    131,351     221,193    72,553     16,015    1,707,586
 Rollover contributions      1,289,353    1,852,363    217,545     249,546    194,600     240,279    73,201          0    4,116,887
   Total Contributions       1,291,987    2,926,069    327,476     329,749    325,951     461,472   145,754  3,477,949    9,286,407

Investment and other income:
 Realized depreciation in
   fair value ofinvestments    (52,652)     (65,800)         0           0    (10,970)     (5,630)  (11,170)         0    (146,222)
 Unrealized appreciation
   (depreciation)in fair
   value of investments        271,872     (703,417)         0           0    (26,144)   (198,759)  (39,694)         0     (696,142)
 Investment interest income          0            0     71,230      68,745          0           0    37,504          0      177,479
 Dividend income               223,081      500,363          0           0     45,791     195,029         0          0      964,264
 Loan interest income                0            0          0           0          0           0         0    139,624      139,624
   Total Investment and
    Other Income               442,301     (268,854)    71,230      68,745      8,677      (9,360)  (13,360)   139,624      439,003

    Total Additions          1,734,288    2,657,215    398,706     398,494    334,628     452,112   132,394  3,617,573    9,725,410

DEDUCTIONS:
Benefits paid to participants  516,478      894,072    105,816      99,685     81,683     132,835    85,144     81,892    1,997,605
Administrative expenses              0            0     19,726           0          0           0         0     10,564       30,290

   Total Deductions            516,478      894,072    125,542      99,685     81,683     132,835    85,144     92,456    2,027,895

Transfers between funds       (502,248)    (136,534)   (80,222)     55,047   (392,725)    499,867  (112,961)   669,776            0
Transfer to ALLTEL
  Corporation Thrift Plan   (7,871,393) (15,177,799)(2,024,689) (1,470,681)(1,348,286) (2,510,742) (617,658)(6,038,287) (37,059,535)

   Total Transfers          (8,373,641) (15,314,333)(2,104,911) (1,415,634)(1,741,011) (2,010,875) (730,619)(5,368,511) (37,059,535)

Net decrease                (7,155,831) (13,551,190)(1,831,747) (1,116,825)(1,488,066) (1,691,598) (683,369)(1,843,394) (29,362,020)

NET ASSETS AVAILABLE
  FOR PLAN BENEFITS:
Beginning of the year        7,155,831   13,551,190  1,831,747   1,116,825  1,488,066   1,691,598   683,369  1,843,394   29,362,020

End of the year                     $0           $0         $0          $0         $0         $0         $0         $0           $0

                              The accompanying notes are an integral part of this financial statement

                                                                  33

                              COMPUTER POWER, INC.
                            RETIREMENT SAVINGS PLAN
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1994 AND 1993



NOTE 1 - PLAN DESCRIPTION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CPI Acquisition, Inc. d/b/a Computer Power, Inc. (the "Employer") established the Computer Power, Inc. Retirement Savings Plan (the "Plan") effective January 1, 1984. Prior to the merger discussed below, the Plan was a defined contribution plan, was designed to comply with the provisions of Sections 401(a) and 401(k) of the Internal Revenue Code (the "Code") and was subject to the applicable provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The plan was administered by the Employer and the recordkeeping was performed by Fidelity Institutional Operations Company. NationsBank served as the trustee of the Plan.

The Plan was subject to the decisions of the Board of Directors of the Employer who could withdraw it, change it or change the percentage of the Employer contribution. The following is a summary of the major provisions of the Plan. Participants should refer to the plan agreement for more complete information.

Merger:
Effective December 31, 1994, the Plan was merged into the ALLTEL Corporation Thrift Plan (the "ALLTEL Plan"). The ALLTEL Plan is a qualified plan intended to satisfy the requirement of Section 401(a) of the Internal Revenue Code.

Participation:
Employees who have attained the age of 21 and have completed one year of service were eligible to participate in the Plan.

Contributions:
Employer contributions were accrued based on amounts due participants according to the provisions of the Plan. These contributions were based on actual compensation paid during the calendar year. Employer contributions were funded directly based on a percentage of gross compensation as determined yearly by the Board of Directors. The Employer contributions for 1994 and 1993 were calculated at 10% of eligible compensation. The Employer could elect to make contributions to the Plan of up to 10%. In addition, participants could elect to make salary reduction contributions of up to 10% of their gross compensation. Total contributions were subject to various IRS regulations.

As a result of the merger, discussed above, the employer contributions for the year ended December 31, 1994 had not been allocated among the various investment funds as of that date. Accordingly, the 1994 employer contribution has been included in the "Other" column in the accompanying statement of changes in net assets available for plan benefits. During 1995 these contributions will be allocated among the various investment funds offered by the ALLTEL Plan.

Participant Accounts:
Each participant's account was credited with the participant's contributions, employer contributions and an allocation of Plan earnings.

Vesting:
All contributions, both employer and employee, were 100 percent vested when funded.

Withdrawals and Payment of Benefits:
Withdrawals and payments of benefits were made from the participant's account as of the applicable valuation date. Benefits were payable upon retirement, death or other termination of employment. Certain in-service benefit withdrawals were also permitted. However, withdrawals prior to age 59 1/2 could be made only for "hardship" reasons as defined by the IRS.

Participant Loans:
Participants could apply for a distribution of their Plan account balances in the form of loans not to exceed the lesser of 50% of the participant's vested account balance or $50,000. Participant loans were secured by the participant's account balance. The interest rate in effect on the loan application date was used to calculate scheduled loan repayments which are made through payroll deductions. Loans could be repaid in full at any time without penalty.

Basis of Accounting:
The accounts of the Plan were maintained on the accrual basis of accounting. The financial statements and supplementary schedules have been prepared to satisfy the reporting and disclosure requirements of ERISA.

Investments:
All investments at December 31, 1993 were reported at fair market value as determined by quoted market prices. Purchases and sales of securities were recorded on the trade date of the related transactions.
Dividend and interest income was recorded as earned.

Participants could direct their contributions to seven investment options. Participants could change their investment elections subject to certain restrictions imposed by the funds and the Plan. A brief description of each investment option is provided below:

 o   ALLTEL Corporation Common Stock

 o   Fidelity Magellan Fund

     This fund seeks long-term capital appreciation through investment in common stocks and convertible securities of U.S. and foreign companies. The fund diversifies investments among a variety of industries and sectors within the market.

 o   Fidelity Retirement Government Money Market Fund

     This fund seeks as high a level of current income as possible while also ensuring the preservation of capital and liquidity. The fund invests in obligations issued or guaranteed as to principal and interest by the U.S. government and its agencies.

 o   Fidelity Managed Income Portfolio

     This fund seeks preservation of capital and a competitive level of income over time. The fund purchases high quality, short- and long-term investment contracts with variable and fixed rates that have maturities between one and seven years. The fund also invests in money market instruments for liquidity.

 o   Fidelity U.S. Equity Index Portfolio

     This fund seeks investment results that correspond to the total return performance of the U.S. publicly traded common stocks. The fund attempts to duplicate the composition and total return of the S&P 500 Index through investment in the common stocks of the 500 companies making up the S&P 500 Index.

 o   Fidelity Equity Income Fund

     This fund seeks reasonable income by investing primarily in income-producing equity securities. The fund invests in common and preferred stocks (approximately 80% of its portfolio) and debt securities (approximately 20% of its portfolio) whose yields exceed the composite yield of the S&P 500 or those securities with rising dividends, those that pay above-average dividends, and those with possible future dividend growth.

 o   Fidelity GNMA Portfolio

     This fund seeks a high level of current income. The fund invests primarily in mortgage-backed securities issued by GNMA (at least 65% of assets) and other obligations guaranteed as to the timely payment of principal and interest by the U.S. government such as T-Bonds, notes and bills, and in repurchase agreements involving those obligations.


NOTE 2 - PLAN ADMINISTRATION AND EXPENSES

Administration of the Plan was provided by the Employer. The Employer did not allocate to the Plan any of the internal costs of administering the Plan. At its discretion, the Employer could pay reasonable expenses of the Plan.


NOTE 3 - INVESTMENTS

Fidelity Institutional Operations Company, the Plan recordkeeper and custodian, held the Plan's investments and executed transactions therein.

The fair market value of individual assets that represented 5% or more of the Plan's net assets as of December 31, 1993 are as follows:

                                                                   1993
     ALLTEL Corporation Common Stock                           $7,052,260
     Participant Loans                                          1,843,394
     Fidelity Magellan Fund                                    11,731,375
     Fidelity Retirement Government Money Market Fund           1,551,517


NOTE 4 - FEDERAL INCOME TAXES

The Plan had obtained a favorable tax determination letter from the IRS stating that the Plan was qualified under section 401(a) of the Code and was exempt under section 501(a) of the Code. The Employer believes that the Plan continued to maintain its qualified status and continued to be tax exempt through the date of the merger described in Note 1.

                              COMPUTER POWER, INC.
                            RETIREMENT SAVINGS PLAN
                             SUPPLEMENTAL SCHEDULE

                                                         COMPUTER POWER, INC.
                                                       RETIREMENT SAVINGS PLAN
                                                 SCHEDULE OF REPORTABLE TRANSACTIONS
                                             FOR THE PLAN YEAR ENDED DECEMBER 31, 1994


  Plan #001                                                                                    Form 5500
  EIN 59-2721056                                                                               Item 27(d)

                                                   Purchases                            Sales
                                          Number                  Number                 Cost      Gain or
                                           of         Purchase      of        Sales       of      (Loss) on
  Description of Assets                Transactions    Price   Transactions   Price      Asset      Sales


* ALLTEL Corporation Common Stock           24       $1,380,679      10     $842,979   $347,260   $495,719

* Fidelity Magellan Fund                   120        6,459,517      67    2,243,876  2,095,389    148,487

* Fidelity Retirement Government
       Money Market Fund                   127          867,624      58      375,247    375,247          0

* Fidelity Managed Income Portfolio        114          698,697      32      214,660    214,660          0

* Fidelity U.S. Equity Index Portfolio      87          624,533      47      540,652    500,224     40,428

* Fidelity Equity Income Fund              110        1,539,179      43      271,103    246,044     25,059

  Fidelity GNMA Portfolio                  124          358,952      48      269,843    279,139     (9,296)



                                                 * Represents party-in-interest transactions.
                                         The accompanying notes are an integral part of this schedule.